YAHOO! INC.






                           SECOND AMENDED AND RESTATED
                            INVESTOR RIGHTS AGREEMENT






                                 March 12, 1996








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                                TABLE OF CONTENTS

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Section 1..................................................................Amendment       1
        1.1................................................................Procedure       1
        1.2........................................................Rights of Holders       2
Section 2........................................................Registration Rights       2
        2.1..............................................................Definitions       2
        2.2...................................................Requested Registration       3
        2.3.....................................................Company Registration       4
        2.4...............................................Obligations of the Company       4
        2.5......................................................Furnish Information       6
        2.6..............Expenses of Requested Registration and Company Registration       6
        2.7................................................Underwriting Requirements       6
        2.8.................................................No Delay of Registration       7
        2.9..........................................................Indemnification       7
        2.10...........................Reports Under Securities Exchange Act of 1934       9
        2.11...................................................Form S-3 Registration       9
        2.12.......................................Assignment of Registration Rights      10
        2.13....................................... ...."Market Stand-Off" Agreement      11
        2.14......................................Termination of Registration Rights      11
Section 3......................................................Financial Information      11
        3.1.........................................Annual and Quarterly Information      11
        3.2...................................................Additional Information      12
        3.3...............................................................Inspection      12
        3.4............................Transfer of Information and Inspection Rights      12
        3.5.................................................Termination of Covenants      13
Section 4..........................................................Additional Rights      13
        4.1.....................................................Right of First Offer      13
        4.2..............................................................Termination      14
        4.3...............................................................Assignment      14
Section 5..............................................................Miscellaneous      15
        5.1...............................................................Assignment      15
        5.2............................................................Third Parties      15
        5.3............................................................Governing Law      15
        5.4.............................................................Counterparts      15
        5.5..................................................................Notices      15
        5.6.............................................................Severability      16
        5.7......................................................Delays or Omissions      16
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                                   YAHOO! INC.

                           SECOND AMENDED AND RESTATED
                            INVESTOR RIGHTS AGREEMENT

         THIS SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement") is made and entered into as of March 12, 1996, by and among Yahoo! Inc., a California corporation (the "COMPANY"), the persons and entities listed on Schedule A hereto (the "SERIES A INVESTORS"), the persons and entities listed on Schedule B hereto (the "SERIES B INVESTORS") and the entity listed on Schedule C hereto (the "SERIES C INVESTOR"). The Series A Investors, Series B Investors and Series C Investor are referred to herein individually as a "PURCHASER" and collectively as the "PURCHASERS."

                                    RECITALS

         A. The Company, the Series A Investors and the Series B Investors have entered into an Amended and Restated Investor Rights Agreement dated as of November 22, 1995, as amended, (the "RIGHTS AGREEMENT").

         B. Concurrent with the execution of this Agreement, the Series C Investor is purchasing from the Company shares of Series C Preferred Stock pursuant to a Series C Preferred Stock Purchase Agreement of even date herewith (the "SERIES C AGREEMENT").

         C. In connection with such investment, the parties desire to amend and restate the provisions of the Rights Agreement in accordance with Section 1.1 thereof.

         In consideration of these premises and the mutual covenants, terms and conditions contained herein and in the Series C Agreement, the parties hereto agree that the Rights Agreement is hereby amended and restated to read in its entirety as follows:

         1. Amendment.

            1.1 Procedure. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. Notwithstanding the foregoing, any provision of this Agreement may be amended, waived, discharged or terminated upon the written consent of the Company and the holders of a majority of the outstanding Registrable Securities (as defined below), determined on the basis of assumed conversion of all Series A Shares, Series B Shares and Series C Shares (as defined below) into Registrable Securities. Each holder of Registrable Securities acknowledges that the holders of a majority of the outstanding Registrable Securities will thereby have the right and power to diminish or eliminate all rights of the Purchasers pursuant to this Agreement, without liability to any Purchaser. Notwithstanding the provisions of this Section 1.1, any amendment, waiver, discharge or termination of this Agreement that adversely affects the holders of Series B Preferred Stock or Series C Preferred Stock in a manner



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different than the holders of Series A Preferred Stock shall require the approval of the holders of a majority of the shares of Series B Preferred Stock or Series C Preferred Stock, as the case may be, then outstanding.

            1.2 Rights of Holders. Each holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

         2. Registration Rights.

            2.1 Definitions. As used in this Agreement:

                (a) The terms "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "SECURITIES ACT") and the subsequent declaration or ordering of the effectiveness of such registration statement.

                (b) The term "REGISTRABLE SECURITIES" means:

                    (i) The shares of Common Stock issuable or issued upon conversion of the Series A Shares, Series B Shares and Series C Shares (the Series A Shares, the Series B Shares and the Series C Shares sometimes collectively referred to as the "STOCK"); and

                    (ii) Any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned;

provided, however, that Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under
Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

                (c) The number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be determined by the number of shares of Common Stock or other securities outstanding which are, and the number of shares of Common Stock or other securities issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.


                (d) The term "HOLDER" means any holder of outstanding Registrable Securities who, subject to the limitations set forth in Section 2.12 below, acquired such

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Registrable Securities in a transaction or series of transactions not involving any registered public offering.

                (e) The term "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                (f) The term "SERIES A SHARES" means the Series A Preferred Stock of the Company issued pursuant to the Series A Preferred Stock Purchase Agreement dated as of April 7, 1995 and the Subscription Agreement between the Company and Timothy Koogle.

                (g) The term "SERIES B SHARES" means the Series B Preferred Stock of the Company issued pursuant to the Series B Preferred Stock Purchase Agreement dated as of November 22, 1995 and any other shares of Series B Preferred Stock issued hereafter.

                (h) The term "SERIES C SHARES" means the Series C Preferred Stock of the Company issued pursuant to the Series C Agreement and any other shares of Series C Preferred Stock issued hereafter.

            2.2 Requested Registration.

                (a) If the Company shall receive at any time after the earlier of (i) March 30, 1999, or (ii) one hundred eighty (180) days after the effective date of the first registration statement for a public offering of securities of the Company (the "INITIAL PUBLIC OFFERING") (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to an SEC Rule 145 transaction), a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act for the sale of Registrable Securities for an aggregate public offering price of at least ten million dollars ($10,000,000), the Company shall notify within ten (10) days of receipt thereof, in writing, all Holders of Registrable Securities of such request, and shall use its best efforts to effect as soon as practicable the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 5.5.

                (b) If the Holders initiating the registration request hereunder ("INITIATING HOLDERS") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities


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through such underwriting shall (together with the Company as provided in subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this
Section 2.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

                (c) The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2.

                (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

            2.3 Company Registration. If (but without any obligation to do so) at any time after the Initial Public Offering the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Common Stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating either to the sale of securities to participants in a Company stock option, stock purchase or similar plan or to an SEC Rule 145 transaction, or a registration on any form which does not include substantially similar information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after the mailing of such notice by the Company in accordance with Section 5.5, the Company shall, subject to the provisions of
Section 2.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

            2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:




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                (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for one hundred twenty (120) days, or such shorter period ending when all shares covered thereby have been sold.

                (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                (c) Furnish to the Holders such reasonable numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering,


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addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

            2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

            2.6 Expenses of Requested Registration and Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.2 and Section 2.3, including (without limitation), all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company and, in connection with registrations pursuant to
Section 2.2 hereof, the reasonable fees and disbursements of one (but only one) counsel for all the selling Holders in the event that it is not reasonably practicable or appropriate for counsel to the Company also to represent such Holders, will be paid for by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses) unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one of the requested registrations pursuant to
Section 2.2, provided further, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.2.

            2.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 2.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, adversely affect the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe would not adversely affect the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not adversely affect the success of the offering (the securities so included to be apportioned first to the Company, then pro rata among the selling Holders according to the total amount of Registrable Securities entitled to be included therein owned by each selling Holder and then to all other selling shareholders, or in such other proportions as shall mutually be agreed to by such selling shareholders); it being understood that with respect to the Company's initial public offering, all Registrable Securities may be excluded from the registration on this basis (provided that no other shareholder's securities are included in the


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registration), but that with respect to any subsequent offering, no exclusion may reduce the total number of Registrable Securities to less than fifteen percent (15%) of the total number of securities subject to the registration. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

            2.8 No Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

            2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

                (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 ACT"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; and the Company will pay, as incurred, to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.




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                (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder; provided that in no event shall any indemnity under this subsection 2.9(b) exceed the gross proceeds (less underwriter's discounts and commissions) from the offering received by such Holder.

                (c) Promptly after receipt by an indemnified party under this
Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9 (to the extent of such prejudicial effect), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

                (d) No indemnifying party, in the defense of any claim arising out of a Violation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and, in the event the terms of such judgment or settlement include any term other than the payment by the indemnifying party of money damages, the indemnifying party shall not so consent or enter into such a settlement without the consent of

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each indemnified party (which will not be unreasonably withheld) whether or not the terms thereof include such a release.

                (e) The obligations of the Company and Holders under this
Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

            2.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the public;

                (b) Take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                (c) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

                (d) Furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

            2.11 Form S-3 Registration. In case the Company shall receive from any Holder or Holders owning in the aggregate at least 20% of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                (a) Promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

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                (b) As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11, (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts and commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the president of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred (180) days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. Notwithstanding anything to the contrary herein, the Company shall not be obligated to effect more than one registration pursuant to this Section 2.11 in any twelve (12) month period.

                (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 2.11, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration and, if it participates, the Company (on a pro rata basis based upon the number of shares sold). Registrations effected pursuant to this Section 2.11 shall not be counted as requests for registration or registrations effected pursuant to Section 2.2 or 2.3.

            2.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may only be assigned by a Holder to a transferee who acquires at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction) or all of such Holder's shares, if less, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. The foregoing 50,000 share limitation shall not apply, however, to transfers by a Purchaser to constituent affiliates, or constituent partners (including any constituent of a constituent) of the Purchaser (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) if all such transferees or assignees agree in writing to be bound by the terms of this Agreement and appoint a single representative as their attorney in fact for the purpose of receiving any notices and exercising their rights under this Section 2.

            2.13 "Market Stand-Off" Agreement. Each Purchaser hereby agrees that during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Company's initial public offering of Securities, it shall not, to the extent requested by the Company and the Company's underwriter, sell, offer to sell, or otherwise transfer or dispose of any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, that (i) each then current officer and director of the Company, and (ii) shareholders of the Company holding in the aggregate at least ninety percent (90%) of all outstanding shares of Common Stock of the Company (on an as converted basis), shall have entered into similar agreements (either at the time of the public offering or at the time of any such shareholder's purchase of shares). To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder agrees to execute the form of such market stand-off agreement as may be reasonably requested by the underwriters.

            2.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Agreement (a) after seven (7) years following the closing of the Initial Public Offering (other than an offering relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) or (b) at such time following the Company's Initial Public Offering and for so long as such Holder may sell all of such Holder's Registrable Securities in any single three (3) month period pursuant to Rule 144 (or such successor rule as may be adopted).

         3. Financial Information.

            3.1 Annual and Quarterly Information. The Company will mail the following reports to each Holder for so long as such Holder is a holder of any Series A Shares, Series B Shares or Series C Shares or shares of Common Stock issued upon conversion thereof:

                (a) As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income, consolidated statements of changes in financial position and consolidated statements of shareholders' equity of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited and certified by independent public accountants of nationally recognized standing selected by the Company.

                (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within 45 days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income, unaudited consolidated statements of cash flow and unaudited consolidated statements of shareholders' equity of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than for accompanying notes and subject to normal year-end audit adjustments), all in reasonable detail.

            3.2 Additional Information. As long as a Purchaser (together with any affiliates of such Purchaser) holds not less than 250,000 Series A Shares, Series B Shares or Series C Shares (as adjusted for any combinations, consolidations, stock dividends, stock splits or recapitalizations) (or an equivalent number of shares of Common Stock issued upon conversion of the Series A Shares, Series B Shares or Series C Shares), the Company will mail the following reports to such Purchaser:

                (a) As soon as practicable after the end of each fiscal month, and in any event within 30 days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such month, and unaudited consolidated statements of income, unaudited consolidated statements of cash flow and unaudited consolidated statements of shareholders' equity of the Company and its subsidiaries, if any, for such month and for the current fiscal year to date. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied (other than for accompanying notes and subject to normal year-end audit adjustments), all in reasonable detail.

                (b) As soon as practicable, but in any event within 30 days after the end of each fiscal year, an operating plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other plans or budgets prepared by the Company.

            3.3 Inspection. As long as a Purchaser (together with any affiliates of such Purchaser) holds not less than 250,000 Series A Shares, Series B Shares or Series C Shares, (as adjusted for any combinations, consolidations, stock dividends, stock splits or recapitalizations) (or an equivalent number of shares of Common Stock issued upon conversion of the Series A Shares, Series B Shares or Series C Shares), the Company shall permit each such Purchaser, at such Purchaser's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Purchaser; provided, however, that the Company shall not be obligated pursuant to this Section 3.3 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

            3.4 Transfer of Information and Inspection Rights. The information rights set forth in Sections 3.1, 3.2 and 3.3 may be transferred in any nonpublic transfer of Series A Shares, Series B Shares or Series C Shares (or Common Stock issued upon conversion of the Shares), provided that the Company is given prompt written notice of such transfer, and provided further that the right to receive the information and other rights set forth in Section 3.2 and 3.3 may only be transferred to a holder of, or affiliated holders who in the aggregate hold, at least 250,000 Series A Shares, Series B Shares or Series C Shares (as adjusted for any combinations, consolidations, stock dividends, stock splits or recapitalizations) (or an equivalent number of shares consisting of Common Stock issued upon conversion of the Series A Shares, Series B Shares or Series C Shares). In the event that the Company reasonably determines that provision of information to a transferee pursuant to this Section 3.4 would materially adversely affect its proprietary position, such information may be edited in the manner necessary to avoid such effect.

            3.5 Termination of Covenants. The covenants set forth in this
Section 3 shall terminate upon the earlier of (i) the consummation of the Company's initial public offering of securities pursuant to an effective registration statement filed under the Securities Act, or (ii) the registration by the Company of a class of its equity securities under Section 12(b) or 12(g) of the Exchange Act.

         4. Additional Rights.

            4.1 Right of First Offer. Subject to the terms and conditions specified in this Section 4.1, the Company hereby grants to each Purchaser a right of first offer with respect to future sales by the Company of its New Securities (as hereinafter defined). Each Purchaser shall be entitled to apportion the right of first offer hereby granted among itself and its partners, shareholders and affiliates in such proportions as it deems appropriate.

                (a) In the event the Company proposes to issue New Securities, it shall give each Purchaser written notice (the "NOTICE") of its intention stating (i) a description of the New Securities it proposes to issue, (ii) the number of shares of New Securities it proposes to offer, (iii) the price per share at which, and other terms on which, it proposes to offer such New Securities and (iv) the number of shares that the Purchaser has the right to purchase under this Section 4.1, based on the Purchaser's Percentage (as defined below); provided that the Company shall not be obligated to offer any New Securities to SOFTBANK Holdings Inc. or its affiliates to the extent that purchase of such New Securities would cause the number of shares of the Company's capital stock beneficially owned by SOFTBANK Holdings Inc. and its affiliates to exceed the amount permitted under the Standstill and Voting Agreement as of even date herewith.

                (b) Within twenty (20) days after the Notice is given (in accordance with Section 5.5), the Purchaser may elect to purchase, at the price and on the terms specified in the Notice, up to the number of shares of the New Securities proposed to be issued that the Purchaser has the right to purchase as specified in the Notice. An election to purchase shall be made in writing and must be given to the Company within such twenty (20) day period (in accordance with Section 5.5). The closing of the sale of New Securities by the Company to the participating Purchaser upon exercise of its rights under this Section 4.1 shall take place simultaneously with the closing of the sale of New Securities to third parties.

                (c) The Company shall have ninety (90) days after the last date on which the Purchaser's right of first offer lapsed to enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within forty-five (45) days from the execution thereof) to sell the New Securities which the Purchaser did not elect to purchase under this Section 4.1, at or above the price and upon terms not more favorable to the purchasers of such securities than the terms specified in the initial Notice given in connection with such sale. In the event the Company has not entered into an agreement to sell the New Securities within such ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within forty-five days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Purchaser in the manner provided in this Section 4.1.

                (d) (i) "NEW SECURITIES" shall mean any shares of, or securities convertible into or exercisable for any shares of, any class of the Company's capital stock; provided that "NEW SECURITIES" does not include: (A) the Series A Shares, Series B Shares or Series C Shares or the Common Stock issuable upon conversion thereof; (B) securities issued pursuant to the acquisition of another strategic licensing transaction business entity by the Company by merger, purchase of substantially all of the assets of such entity, or other reorganization whereby the Company owns at least a majority of the voting power of such entity; (C) shares, or options to purchase shares, of the Company's Common Stock and the shares of Common Stock issuable upon exercise of such options, issued pursuant to any arrangement approved by the Board of Directors to employees, officers and directors of, or consultants, advisors or other persons performing services for, the Company; (D) shares of the Company's Common Stock or Preferred Stock of any series issued in connection with any stock split, stock dividend or recapitalization of the Company; (E) Common Stock issued upon exercise of warrants, options or convertible securities if the issuance of such warrants, options or convertible securities was subject to the right of first offer granted under this Section 4.1; (F) capital stock or warrants or options for the purchase of shares of capital stock issued by the Company to financial institutions or lessors in connection with the extension of credit to the Company or the purchase financing of personal property by the Company, and (G) a bona fide, firmly underwritten public offering of shares of Common Stock.

                    (ii) The applicable "PERCENTAGE" for the Purchaser shall be the number of shares of New Securities calculated by dividing (A) the total number of shares of Common Stock issued or issuable upon conversion of all Series A Shares, Series B Shares and Series C Shares held by such Purchaser by
(B) all of the Company's Common Stock then outstanding plus all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock.

            4.2 Termination. The right of first offer granted under this Section shall not apply to and shall expire upon the closing of the Company's initial public offering of securities; provided that all shares of the Company's Preferred Stock are converted into shares of Common Stock prior to or in connection with such offering.

            4.3 Assignment. The right of first offer granted under this Section may be assigned by a Purchaser to (i) a transferee or assignee of such Purchaser's shares acquiring at least 250,000 shares of the Purchaser's shares of the Company's Common Stock (treating all shares of Preferred Stock for this purpose as though converted into Common Stock and as appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or similar transactions) or, if less, all of the Purchaser's remaining shares of the Company's stock, or (ii) a transferee or assignee of the Purchaser's shares that is a constituent affiliate, or constituent partner (including any constituent of a constituent) of the Purchaser (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) if all such transferees or assignees appoint a single representative as their attorney in fact for the purpose of receiving any notices and exercising their rights under this Section 4. It shall be a condition to any transfer or assignment pursuant to this Section 4.3, that the Company shall be, within ninety (90) days following such transfer, furnished with written notice of the name and address of such transferee, and such transferee agrees in writing to be bound by the terms of this Agreement.

         5. Miscellaneous.

            5.1 Assignment. Subject to the provisions of Section 2.12, Section
3.3 and Section 4.3 hereof, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

            5.2 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

            5.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to conflicts of laws principles.

            5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            5.5 Notices.

                (a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon the respective parties as follows:

         To the Company:       Yahoo! Inc.
                               635 Vaqueros Avenue
                               Sunnyvale, CA 94086

                               Telephone:  (408) 328-3300
                               Telecopy:  (408) 328-3301

                               Attention: President

                               with a copy to:

                               Venture Law Group
                               A Professional Corporation
                               2800 Sand Hill Road
                               Menlo Park, CA 94025

                               Telephone:  (415) 854-4488
                               Telecopy:  (415) 233-8386
                               Attention:  James L. Brock

         To a Shareholder:     At such Shareholder's address as set forth on
                               Schedule A hereto (with a copy to counsel as indicated on such Schedule).

                (b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by telex or telecopy (facsimile) with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

                (c) Any party may, by written notice (in accordance with this Section 5.5) to the other, alter its address or respondent.

            5.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

            5.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement.

COMPANY:

YAHOO! INC.,
a California corporation


By:
   -------------------------------
   Timothy Koogle, President & CEO

PURCHASERS:

Name:
        -----------------------------


By:
        -----------------------------

Title:
        -----------------------------

Address:
        -----------------------------

        -----------------------------
Dated:
        -----------------------------

                                   SCHEDULE A

                               SERIES A INVESTORS


    NAME/ADDRESS                               NO. OF SHARES

Sequoia Capital VI                               2,218,125
3000 Sand Hill Road
Building 4, Suite 280
Menlo Park, California  94025

cc:  Bradford F. Shafer, Esq.
     Brobeck, Phleger & Harrison,
     One Market, Spear Street Tower
     San Francisco, CA 94105

Sequoia Technology Partners VI                     121,875
3000 Sand Hill Road
Building 4, Suite 280
Menlo Park, California  94025

Sequoia XXIV                                        97,500
3000 Sand Hill Road
Building 4, Suite 280
Menlo Park, California  94025

Fred Gibbons, Trustee of The Fred Gibbons           62,500
Seperate Property Trust U/T/D 2/26/93
c/o Sequoia Capital
3000 Sand Hill Road
Building 4, Suite 280
Menlo Park, California  94025

Timothy Koogle                                      50,000
c/o Yahoo!, Inc.
110 Pioneer Way, Suite F
Mountain View, CA  94041

VLG Investments 1995                                21,250
2800 Sand Hill Road
Menlo Park, CA  94025

Craig W. Johnson                                    21,250
2800 Sand Hill Road
Menlo Park, CA  94025

James L. Brock                                       3,750
2800 Sand Hill Road
Menlo Park, CA  94025

Tae Hea Nahm                                         3,750
2800 Sand Hill Road
Menlo Park, CA  94025

TOTAL:                                           2,600,000

                                   SCHEDULE B

                               SERIES B INVESTORS


    NAME/ADDRESS                               NO. OF SHARES

SOFTBANK Holdings Inc.                             507,614
846 University Avenue
Norwood, MA  02062-2666

cc:  Stephen A. Grant, Esq.
     Sullivan & Cromwell
     125 Broad Street
     New York, NY  10004

Sequoia Capital VI                                 230,965
3000 Sand Hill Road
Suite 280, Bldg. 4
Menlo Park, CA  94025

Sequoia Technology Partners VI                      12,690
3000 Sand Hill Road
Suite 280, Bldg. 4
Menlo Park, CA  94025

Sequoia 1995                                        10,152
3000 Sand Hill Road
Suite 280, Bldg. 4
Menlo Park, CA  94025

Reuters NewMedia Inc.                              253,807
1700 Broadway, 40th Floor
New York, NY  10019

cc:  Richard DeGolia, Esq.
     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA  94304

Capital Management Services, Inc.                  126,904
333 South Hope Street
Los Angeles, CA  90071

Open Text U.S.A. Inc.                              126,904
180 Columbia Street West
Waterloo, ON N2L 3L3
CANADA

TOTAL                                            1,269,036

                                   SCHEDULE C

                               SERIES C INVESTORS


    NAME/ADDRESS                               NO. OF SHARES

SOFTBANK Holdings Inc.                           2,550,000
846 University Avenue
Norwood, MA 02062-2666

cc:  Stephen A. Grant, Esq.
     Sullivan & Cromwell
     125 Broad Street
     New York, NY  10004

TOTAL                                            2,550,000